Exhibit 99.1

For Immediate Release April 15, 2011	Contact:	Melissa Andrews, ScanSource, Inc. 864.286.4425
melissa.andrews@scansource.com

SCANSOURCE, INC. ANNOUNCES COMPLETION OF ACQUISITION OF

BRAZIL’S LEADING AIDC/POS DISTRIBUTOR, CDC BRASIL

GREENVILLE, SC – ScanSource, Inc. {NASDAQ: SCSC}, the leading international value-added distributor of specialty technology products, through its wholly-owned subsidiary, ScanSource do Brasil Participações LTDA (“ScanSource”) , has closed its purchase of the share of CDC Brasil, S.A. (“CDC Brasil”), Brazil’s leading distributor of AIDC and point-of-sale solutions, which was previously announced April 8, 2011. The transaction is subject to Brazilian regulatory approval.

ScanSource now owns 100% of the shares of CDC Brasil. Pursuant to the purchase agreement, ScanSource paid R$57,300,000 (or approximately $36,590,000) at today’s closing to the Sellers directly or to an escrow agent (the “Closing Payment”). Additional amounts are payable to Sellers pursuant to an annual earn-out through June 30, 2015. A substantial portion of the Closing Payment is being held by an independent escrow agent and will be available to cover certain contingent liabilities of CDC and/or indemnification claims under the Agreement. The total potential purchase consideration for CDC, without assuming any increase or decrease in earnings, is approximately R$103,000,000 (approximately $65,500,000).

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated results, including, but not limited to, macroeconomic circumstances that could impact our business, such as currency fluctuations or change in capital and credit market conditions. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s annual report on Form 10-K for the year ended June 30, 2010 filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. There can be no guarantee that the acquisition of CDC Brasil will receive Brazilian regulatory approval. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ:SCSC} is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe.

ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the US, and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #881 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

About CDC Brasil

CDC Brasil has offices in Sao Paulo, Curitiba and Recife. For more information on ScanSource, Inc., please visit http://www.scansourceinc.com.

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